Exhibit 10.1
SUMMARY COMPENSATION TABLE

				Stock		All
				Awards,	Non-Equity	Other
				Including	Incentive	Compensation
Name and Principal Position	Year	Salary	Bonus	Warrants	Compensation	(a)	Total
Nicholas J. Malino, Chief	2007	$90,000	$0	$0	$0	$0	$90,000
Executive Officer (1)	2006	180,000	0	121,000	0	0	301,000
Steve Onody. Chief	2007	12,000	0	100,000	0	0	112,000
Operating Officer (4)	2006	0	0	0	0	0	0
Ron Brewer, Chief Operating	2007	0	0	0	0	0	0
Officer (2)	2006	110,000	0	0	0	0	110,000
Craig McMahon, V.P. of	2007	66,000	0	0	0	0	66,000
Operations (3)	2006	132,000	0	0	0	0	132,000
There were no stock option awards or nonqualified deferred compensation earnings during the periods and the company has no pension plan. Therefore, these columns are not applicable and have been omitted from the above table.
(a) There were no perquisites or other personal benefits provided to these employees that exceeded $10,000 in the aggregate, and there were no company contributions to any defined contribution plans, life insurance premiums paid by the company for the benefit of the employee or other compensation.
(1) Mr. Malino receives an annual salary of $180,000. See “Employee Agreements”. In August 2005, Mr. Malino received a stock award whereby he would receive 1,850,000 shares of common stock of Amerex, which were issued in 2006. Vesting occurred immediately. The fair value of the Company’s stock at the time of the award was minimal, since operations had not commenced and assets owned at that time were insignificant. In 2006, Mr. Malino received, from a related party, warrants to purchase 1,979,700 shares of the Company’s common stock for $0.50 per share with a five-year term. The warrants were valued at $121,000 using a Black-Scholes model.
(2) Mr. Brewer voluntarily resigned from the company on December 1, 2006. See Form 8-K filed December 4, 2006. In August 2005, Mr. Brewer received a stock award whereby he would receive 4,450,000 shares of common stock of Amerex, which were issued in 2006. Vesting occurred immediately. The fair value of the Company’s stock at the time of the award was minimal, since operations had not commenced and assets owned at that time were insignificant.
(3) Mr. McMahon receives an annual salary of $132,000. See “Employment Agreements.” In January 2006, Mr. McMahon received a stock award whereby he would receive 160,000 shares of common stock of Amerex, which were subsequently issued in 2006.
(4) Mr. Onody receives an annual salary of $144,000. In June 2007, Mr. Onody received stock options for 50,000 shares of common stock.